Exhibit 99.1

FOR IMMEDIATE RELEASE

HC2 Completes Acquisition of Long-Term Care and Life Insurance Businesses from American Financial Group

•	Significant milestone for establishing HC2’s insurance platform
•	Acquisition includes $1.4 billion insurance investment portfolio
•	Former NY State Insurance Superintendent, James Corcoran, to head insurance unit

NEW YORK, NY -- (GlobeNewswire) – 12/24/2015 – HC2 Holdings, Inc. (“HC2” or “the Company”) (NYSE MKT: HCHC) today announced that it completed its acquisition of long-term care and life insurance businesses, United Teacher Associates Insurance Company (“UTAIC”) and Continental General Insurance Company (“CGIC”), pursuant to an agreement (“Stock Purchase Agreement”) with subsidiaries of American Financial Group, Inc. (“AFG”).

“We are thrilled to close this transaction with AFG and to begin building our insurance platform. We believe this acquisition provides a strong base on which to grow our insurance vertical and also offers further diversification for HC2,” said Philip Falcone, HC2’s Chairman, President and Chief Executive Officer.  “We expect to see continued improvements to the business and asset portfolio, which we believe will enhance the credit profile for policyholders and create incremental shareholder value at HC2.  We look forward to adding more long-term care insurance assets to this platform as we believe this industry is primed for consolidation.”

“We are very excited to have successfully completed this transaction with HC2 and believe it to be mutually beneficial to both parties,” said Craig Lindner, AFG’s Co-Chief Executive Officer.

The purchase price of approximately $15 million will consist of approximately $7 million in cash, $2 million in aggregate principal amount of the Company’s 11.000% Senior Secured Notes due 2019 and approximately one million shares of common stock of the Company, valued at approximately $6 million.  In connection with obtaining regulatory approval for the transaction, AFG agreed to provide up to an aggregate of $35 million of capital support for the insurance companies, on an as-needed basis to maintain specified surplus levels subject to immediate reimbursement by HC2; this agreement expires five years after closing.  In exchange for this agreement, AFG received warrants to purchase two million shares of HC2 common stock.

As of September 30, 2015, UTAIC’s and CGIC’s combined statutory capital was approximately $85 million. UTAIC and CGIC also had more than $1.4 billion of total combined invested assets under management as of September 30, 2015.

This acquisition represents HC2's ongoing vision to acquire operating businesses across a diversified range of industries and to branch out into new verticals. The entities will be wholly-owned operating companies held by HC2’s new insurance unit, Continental Insurance Group, Ltd, and their results will be consolidated in HC2’s financial statements beginning in the fourth quarter 2015.

Macquarie Capital acted as financial advisor and Debevoise & Plimpton LLP acted as legal advisor to HC2 in the transaction.

Please refer to HC2's Current Report on Form 8-K to be filed with the Securities and Exchange Commission for a more complete description of the terms and conditions of the Stock Purchase Agreement.

Cautionary Statement Regarding Forward-Looking Statements

Any statements made in this press release that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws and should be evaluated as such. In accordance with the Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995, this press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements. Generally, forward-looking statements include information describing actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. These statements are based on the beliefs and assumptions of HC2's management and the management of HC2's subsidiaries. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company's actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent reports on Forms 10-K, 10-Q and 8-K. Factors that could cause actual results, events and developments to differ include, without limitation, capital market conditions, the ability of HC2's subsidiaries to generate sufficient net income and cash flows to make upstream cash distributions, trading characteristics of the HC2 common stock, the ability of HC2 and its subsidiaries to identify any suitable future acquisition opportunities, our ability to realize efficiencies, cost savings, income and margin improvements, growth, economies of scale and other anticipated benefits of strategic transactions, integrating financial reporting of acquired or target businesses, completing future acquisitions, and dispositions, litigation and other contingent liabilities and changes in regulations, taxes and risks that may affect the performance of the operating subsidiaries of HC2. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to HC2 or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About HC2

HC2 Holdings, Inc. is a publicly traded (NYSE MKT: HCHC) diversified holding company, which seeks opportunities to acquire and grow businesses that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders. HC2 has a diverse array of operating subsidiaries across seven reportable segments, including Manufacturing, Marine Services, Utilities, Telecommunications, Life Sciences, Insurance and Other. HC2’s largest operating subsidiaries include Schuff International, Inc., a leading structural steel fabricator and erector in the United States, and Global Marine Systems Limited, a leading provider of engineering and underwater services on submarine cables. Founded in 1994, HC2 is headquartered in Herndon, Virginia.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets of approximately $50 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

For information on HC2 Holdings, Inc., please contact:

Ashleigh Douglas
ir@HC2.com
212-339-5875